Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES
ELECTION OF GARREY E. CARRUTHERS TO BOARD

Albuquerque, NM--June 6, 2008--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that Garrey E. Carruthers, Ph.D., Dean of New Mexico State University's College of Business, has been elected to serve on the First State Board of Directors, effective June 6, 2008. "We are honored that Dr. Carruthers has joined our board and welcome his extensive experience, knowledge, and skills" stated Michael R. Stanford, President and CEO. On June 6, 2008, the Board of Directors approved Dr. Carruthers appointments to its Compensation Committee and Nominating Committee.

Dr. Carruthers has been Dean of New Mexico State University's College of Business since July 2003 and has served as Vice President for Economic Development for New Mexico State University since 2006. From 1993 to 2003, he served as President and CEO of the Cimarron Health Plan. From April 2004, he served as a director of Access Anytime Bancorporation until Access was acquired by First State in 2006. Dr. Carruthers has served on the First Community Bank Advisory Board for Las Cruces, New Mexico since 2006. Dr. Carruthers also served on the First Community Bank Advisory Board for Albuquerque, New Mexico from 2000 to 2003. Dr. Carruthers was Governor of the State of New Mexico from 1987 to 1990. He has extensive past service with the federal government in sub-cabinet posts prior to 1984.

Dr. Carruthers is active on a number of community and statewide boards and has been an officer and director of numerous organizations. Dr. Carruthers earned his bachelor's and master's degrees at New Mexico State and his Ph.D. in economics at Iowa State University in 1968. He and his wife Kathy reside in Las Cruces, New Mexico.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank. First Community Bank currently operates 61 branch offices, in New Mexico Colorado, Arizona, and Utah. On June 6, 2008, First State Bancorporation's stock (NASDAQ:FSNM) closed at $7.21.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.